Exhibit 99.1

Contacts:
LCA-Vision Inc.	Lippert/Heilshorn & Associates
Alan H. Buckey, CFO	Bruce Voss / Jody Cain
Michael J. Celebrezze, VP Finance	(310) 691-7100
Barbara E. Ruskaup, Administrative Director	Keith Lippert
(513) 792-9292	(212) 838-3777
LCA-Vision to Restate Financial Statements to Increase Deferred Revenues for Separately Priced Extended Warranties
Management comfortable with current 2007 financial guidance
Conference call begins today at 8:30 a.m. Eastern time
CINCINNATI (April 18, 2007) — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced it will restate financial results for 2004, 2005 and 2006 to reflect a change in revenue recognition for the Company’s separately priced extended warranties.
This change is expected to reduce 2006 revenues and net income by approximately $18 million and $10 million, respectively. This reflects a reduction in revenues of approximately 7 percent for the year. The proposed accounting also is expected to reduce shareholders’ equity as of December 31, 2006 by approximately $30 million, of which approximately $9 million relates to periods prior to 2004. The proposed adjustment in revenue recognition is expected to increase revenues and earnings in future periods as deferred revenues are amortized back into income. There will be no change to cash provided by operating activities or to cash and cash equivalents on the balance sheet for any period affected. Management is analyzing the restatement adjustments and the estimated changes outlined above are preliminary and are subject to further review and audit.
This action resulted from analysis performed following the Company’s receipt of a comment letter from the Securities and Exchange Commission (SEC) pursuant to their review of the 2006 10-K. The single issue raised in this letter addressed the Company’s revenue recognition policy. The Company’s historical policy has been to defer revenues for separately priced extended warranties for those patients expected to receive treatment under the warranty. Historical data indicates that only 7% of patients elected to receive treatment under the warranty.
Because LCA-Vision has offered separately priced extended warranties, it is subject to FASB Technical Bulletin 90-1. Under this Bulletin 100 percent of revenues from extended warranties are to be deferred and these deferred revenues are to be amortized back into income on a straight-line basis unless the Company has sufficient experience to indicate that the costs to provide the service will be incurred other than on a straight-line basis. The Company believes it has sufficient experience to show that future enhancements are not expected to be performed on a straight-line basis and should be amortized over seven years.
“We have provided the SEC with a response to its comment letter and we look forward to resolving this issue as soon as is practical,” said Steven C. Straus, LCA-Vision’s Chief Executive Officer. “Since we started offering separately priced extended vision acuity plans, we have consistently applied our interpretation of the relevant accounting rules and deferred a portion of the revenue from acuity plans consistent with the percentage of patients who return to LasikPlus vision centers for enhancement procedures.
“We plan to limit or eliminate the use of separately priced extended warranties in the near future,” added Mr. Straus. “Therefore, we expect the impact of the restated financial statements will be to increase revenues and pretax income in future periods as the deferred revenue is amortized back into income. At present, we are comfortable with our 2007 revenue guidance growth of 20 to 25 percent compared with 2006, and our 2007 earnings per share guidance of $2.05 to $2.15.”
The Company’s decision to restate prior-period financial statements was made by LCA-Vision management with the concurrence of the Audit Committee of its Board of Directors and its independent auditors, Ernst & Young LLP.
In light of the restatement, investors should rely on LCA-Vision’s forthcoming restated financial statements and other financial information rather than the previously filed financial statements and other financial information.

Conference Call & Webcast
A conference call and webcast will be held today, Wednesday, April 18, 2007 at 8:30 a.m. Eastern time to answer analyst and investor questions. To access the conference call, dial 888-803-7404 (within the United States and Canada), or 706-634-1308 (international callers). To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 6321144. A replay of the conference call will be available at the investor relations section of LCA-Vision’s website.
First Quarter 2007 Financial Results
The Company will file its Form 10-Q for the first quarter of 2007 with finalized first quarter 2007 financial results as well as its restated financial statements in amendments to prior reports with the Securities and Exchange Commission as soon as it is practical. The final changes to deferred revenues, net income, and earnings per share will be available in these filings.
Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers, which recent results would indicate are no longer as effective as they have been in prior periods; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability, which we have recently experienced including at the executive management level; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events, or circumstances, or otherwise.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 63 LasikPlus fixed-site laser vision correction centers in the United States and participate in a joint venture in Canada. LasikPlus vision centers are located in 48 markets in 29 states. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com.
It’s Not Just LASIK. It’s LasikPlus!
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